                               PURCHASE AGREEMENT


     AGREEMENT made the 12th day of August, 1997 between Revco, Inc. d/b/a Northridge Pharmacy having an office at 1819 N. Galloway, Mesquite,
Texas (hereinafter referred to as the "seller"), and HORIZON PHARMACIES, INC., a Texas Corporation, having offices located at 275 W. Princeton Drive, Princeton Texas, 75407 (hereinafter referred to as the "Buyer").

                               W I T N E S S E T H

     WHEREAS, the Seller and the Buyer have reached an agreement, in accordance with the terms and conditions hereinbelow set forth, with respect to the sale by the Seller and the purchase by the Buyer of certain of the assets of the Seller utilized in connection with and as part of the retail drug store operations of the Seller known as Revco, Inc. d/b/a Northridge Pharmacy (hereinafter referred to as the "DRUG STORE") and desire to reduce said agreement in writing;


     NOW, THEREFORE, THE PARTIES AGREE:

1.   SALE OF ASSETS.

     1.1 For the purpose of this Agreement, Seller agrees to sell to Buyer AS IS certain assets of the Drug Store (hereinafter referred to as the "Drug Store Assets"), which the Buyer hereby agrees to purchase. Such assets include and are hereby limited to:

          A. INVENTORY. All of the marketable inventory (as defined in Exhibit A attached hereto) held for retail sale by the Seller and located at the Drug Store; and

          B. PRESCRIPTION FILES INCLUDING ALL CUSTOMER AND PATIENT LISTS AND PATIENT PROFILES. All prescription files and patient profiles of Seller located at and pertaining to prescription customers of the Drug Store.

          C. ALL FIXTURES AND EQUIPMENT. All Rx, OTC, and DME fixtures and equipment owned by Seller (computer/peripherals, registers, refrigerator, typewriter, Microfiche, etc.) located at the Drug Store,; and all telephone equipment, and all miscellaneous shelving, counters and supplies belonging to Seller as listed on Exhibit B attached hereto and made a part hereof.

          D. STORE TELEPHONE NUMBER(S). All telephone numbers of the Drug Store location shall be transferred to Buyer.

          E.   SUPPLIES.   All bottles, vials, ointment jars, and other usable
               supplies of Seller located at the Drug Store location and at Seller cost.

          F. ASSETS NOT PURCHASED. Buyer shall not purchase any consigned merchandise or layaway items.

2.   PURCHASE PRICE.

     2.1 The total purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed, but not allocated, as follows:

          Furniture, Fixtures and Equipment, Prescription Files, Patient Profiles, Customer List, Telephone System/Numbers, $120,000.00 1988 S-10 Blazer, NDC Computer hardware/software, and Non-compete Covenant, Store's name "Northridge Pharmacy"

     2.2 An amount equal to the aggregate value of the marketable inventory (as defined in Exhibit A attached hereto) as determined in the physical inventory described in paragraph 5 below and as valued in accordance with Exhibit A attached hereto and made a part hereof.

     2.3 Buyer will purchase active accounts receivable for the individual Charge Accounts (as determined on 7/25/97) based on the following evaluation:
                                         0-30 days balances at 100%
                                        31-60 days balances at  80%
                                        61-90 days balances at  60%
                                         > 90 days balances at   0%

ALLOCATION OF PURCHASE PRICE.

     The Purchase Price shall be allocated and reflected on the Closing
     Statement

PAYMENT OF PURCHASE PRICE.

     4.1 Subject to the following provisions, the purchase price hereafter shall be paid as follows:

          4.1 (a) Cash at the closing equal to $150,000.00 less $1,000 escrow deposit.

          4.1 (b) A note at the closing equal to the purchase price less cash in Sections 4.1(a) bearing interest at the rate of eight and half (8 1/2) percent. The note is due and payable in seventy two (72) equal consecutive monthly installments, the first installment will be 1st of the following month. The Note will be executed by Buyer and payable to the order of Seller. It will be secured by the inventory of the said DRUG STORE.

INVENTORY.

   A physical inventory shall be taken at the Drug Store by RGIS INVENTORY
     SPECIALISTS on the closing date. Each party shall pay one-half of the inventory expense. Seller portion will be deducted from Closing Statement.

REPRESENTATIONS AND WARRANTIES BY SELLER.

     6.1  The Seller does hereby represent and warrant as follows:

          A. AUTHORITY. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary entity action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

          B. TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Drug Store assets to be transferred hereunder, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit C attached hereto which shall be satisfied and released at or prior to closing. The Seller has received no notice of violation of any applicable law, regulation or requirement relating to the retail Drug Store business operation or Drug Store assets to be transferred hereunder; and as far as known to the Seller, no such violation exists.

          C. CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to the conduct of business by Seller from the Drug Store which contract, understanding or commitment shall extend beyond the Closing Date for the Pharmacy Location except the contracts identified in Exhibit "C." Seller is not party to any contractual agreement or commitment to individual employees which may not be terminated at the will of Seller.

          D. LITIGATION. To the best of Seller's current actual knowledge there is no suit, action, proceeding, investigation, claim, complaint or accusation pending or, threatened against or affecting Seller or the Assets or to which Seller is a party, in any court or before any arbitration panel of any kind or before or by any federal, state, local, foreign, or other governmental agency, department, commission, board, bureau, instrumentality or body which would have a materially adverse affect on the financial condition of Seller, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or governmental body against or affecting Seller with which Seller is not currently in compliance.

          E.  EMPLOYEES.

         (a) To the best of Seller's actual knowledge, the Seller is in full compliance with all wage and hour laws, and is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or threatened to be filed against Seller by any employee pursuant to any collective bargaining or other employment agreement to which Seller is a party. To the best of Seller's current actual knowledge and belief it is in compliance with all applicable federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any federal or state agency or regulatory body alleging violations of any such laws and regulations.

          (b) The employment of all persons and officers employed by Seller is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. All benefits such as vacation accrued and earned by employees up to the Closing Date is responsibility of the Seller. All benefits accrued and earned after the Closing Date will become the financial responsibilities of the Buyer. To the Seller's best actual knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

          F.   TAXES.

          (a) Seller has duly filed all required federal, state, local, foreign and other tax returns, notices, and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employees' income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best actual knowledge all such returns, notices, and reports are correct, accurate, and complete.

          (b) All deposits required to be made by Seller with respect to any tax (including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes) have been duly made.

          (c) All taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable have been paid in full by Seller or adequately reserved against on its books of account and the amounts reflected on such books are to the best belief and knowledge of Seller sufficient for the payment of all unpaid federal, state, local, foreign, and other taxes, fees, and assessments, and all interest and penalties thereon with respect to the periods then ended and or all periods prior thereto. Seller hereby agrees to indemnify and hold harmless Buyer from and against any and all liability, claims, or causes of action for any unpaid taxes, or other assessments due and owing to any federal, state, or local governmental entity arising out of the business of Seller prior to the Closing Date.

          (d) Buyer shall pay any and all Sales, Use, and Transfer Taxes, if any, arising out of the sale and transfer of assets which are the subject of this transaction.

          (e) Seller shall pay any and all personal property taxes for prior years attributable to the property being transferred hereby prior to Closing Date.

          (f) The parties shall pro rate at Closing anticipated personal property taxes as of the date of Closing based upon last year's tax renditions, and personal property tax bills and rent and will be deducted from Seller at closing.

CONDITIONS PRECEDENT.

     7.1 All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions (unless waived in writing by Buyer).

          A. REPRESENTATIONS. The representations and warranties of Seller contained in this Agreement shall not only have been true and complete as of date of this Agreement, but shall also be true and complete as though again made as of the Closing Date.

          B. COMPLIANCE. The Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          C. CONSENTS. All necessary consents to the transfer of the Drug Store assets have been obtained from vendors and partners if any.

LIABILITIES NOT ASSUMED BY BUYER.

     8.1 It is expressly understood and agreed that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of the Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise except the Security interest securing Buyer's Note to Seller.

     8.2 Seller hereby indemnifies the Buyer, its officers, directors, and controlling persons against any liability for any fee or commission payable to any broker, agent or finder retained by Seller with respect to any transaction contemplated by this Agreement.

9.   CLOSING.

     9.1 The closing shall take place on or before August 12, 1997 at Buyer's discretion, but in no event later than August 31, 1997, at the Drug Store location.

          A. TO BE DELIVERED TO BUYER. The Seller shall deliver to Buyer a Bill of Sale, which shall be effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description, except the Security interest securing Buyer's Note to the Seller.

          B. TO BE DELIVERED TO SELLER. The Buyer shall deliver to the Seller a Cashier's check for the cash portion of the purchase price less $1,000 Escrow amount, and Buyer's promissory note described in Paragraph 4.1 hereof, and the Security instruments required by section 4.1(b).

INDEMNITY BY SELLER.

     10.1 The Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of:

          A. LIABILITY OF THE SELLER. With the exception of liabilities expressly assumed, all liabilities and obligations of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of now and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transaction contemplated herein.

          B. CLAIMS UPON ASSETS. All claims against, or claims of any interest in, or of a lien or encumbrance or the like upon any or all of the Drug Store assets to be transferred hereunder by the Seller to Buyer which are caused or created by indemnifying party, with the exception of Seller's interest, lien, or encumbrance resulting from Seller's security interest.

11. INDEMNITY BY BUYER.

     The buyer will indemnify the Seller for all claims against the Assets for any period after the Closing Date. The Buyer further indemnifies the Seller for break or leases and dissatisfied customer claims caused by HORIZON for any period after the Closing Date.

12. SURVIVAL OF REPRESENTATIONS, WARRANTIES & INDEMNIFICATIONS.

     12.1 All of the covenants, representations, warranties and indemnification of the parties set forth in this Agreement shall survive the Closing Date hereof.

          All outstanding business transactions prior to the closing date are credited to the Seller. All business acquired on or after the Closing Date belong to the HORIZON Pharmacies, Inc. Including any insurance payments made to the existing NABP, State Welfare number(s), and/or contract(s) as long as the date of service is on or after the Closing Date.

          Sellers gives Buyer & Buyer's accountants access to financial records to conduct an audit for 1996 & through August 12, 1997 at Buyer's expense.

13.  RISK OF LOSS.

     13.1 The risk of loss of damage of Drug Store assets to be conveyed hereunder shall be upon Seller until the closing hereof.

14.  NON-COMPETE COVENANT OF SELLER.

     14.1 In consideration of the Purchase Price hereinabove stated in paragraph 2 of which $50,000.00 (for each individual) is allocated to this covenant not to compete BOB NORDEEN hereby agrees that for a period of six (6) years after the Closing Date hereunder will not, directly or indirectly, through a subsidiary, joint venture arrangement or otherwise, conduct or assist another party other than the Buyer in conducting or managing any operation which has as its purpose what is generally known as a retail pharmacy, or Nursing Home or IV operation or DME operation within the city limits of Mesquite, Texas, or have any equity investment in such operation. This non-compete entitles BOB NORDEEN to perform work as an employee of HORIZON Pharmacies, Inc. Furthermore, this non-compete clause does not prohibit BOB NORDEEN from performing duties such as relief pharmacist at other pharmacies within or without Mesquite. The parties hereby recognize and acknowledge that the territorial and time limitations contained in this paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and cannot be changed except by written permission of Buyer.

     14.2 The parties recognize that, in the event of a breach by Seller of any of the provisions of this paragraph, the remedy of law alone would be inadequate and, accordingly, Buyer, (in addition to damages), shall be entitled to an injunction restraining Seller from violating the covenants herein contained.

     14.3 It is the intention of the Seller and the Buyer that the execution of these covenants not to compete be considered as materially significant and essential to the closing of this Agreement, and that such covenants are a material portion of the purchase price set forth herein above.

15.  GOVERNING LAW.

     15.1 This agreement shall be governed and construed in accordance with the laws of the State of Texas.

16.  ENTIRE AGREEMENT.

     16.1 This Agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto. This document is null and void if the Purchase Agreement is not signed by both parties within 10 days from date the Buyer has received the Purchase Agreement document and the deposit of the $1,000.00 escrow.

     16.2 It is stipulated that this agreement is null and void if HORIZON Pharmacies, Inc:

          (a) can not secure a valid Texas License under its own merit for the said DRUG STORE location to conduct business as a retail pharmacy operation. HORIZON Pharmacies, Inc. commits that it will exercise due diligent effort to secure the Texas License.

          (b) can not secure a lease for:
               $2,650.00 per month for 1st year

17.  EARNEST MONEY.

     17.1 To bind this Agreement, Buyer herewith deposits with RICHARD DOBBYN as Escrow Agent, the sum of $1,000 (One Thousand Dollars), which sum shall be applied to the cash portion of the Purchase Price upon the closing of the transaction contemplated herein. However, in the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may cancel this Agreement and have the Earnest Money returned to it. If the Buyer fails to perform each and every obligation hereunder, Seller shall retain the Earnest Money as liquidated damages. each party's remedy provided in this Section is that party's exclusive remedy.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                   BUYER:
                                   HORIZON PHARMACIES, INC.

                                   ---------------------------------------
                                   Rick McCord, President

THE STATE OF             )
COUNTY OF                )

     THIS INSTRUMENT was acknowledged before me on this the __________ day of __________ , 19_____, by RICK MCCORD, who holds the office of President of HORIZON PHARMACIES, INC., a Texas Corporation on behalf of such corporation.



                                   ---------------------------------------
SEAL
                                   Notary Public, State of Texas
                                   My commission Expires:
                                                         -----------------


                                   SELLER:
                                   Revco, Inc. d/b/a Northridge Pharmacy


                                   ---------------------------------------
                                      Bob Nordeen, President


THE STATE OF             )
COUNTY OF                )

     THIS INSTRUMENT was acknowledged before me on this the _________day of __________, 19___ by _________________, who holds the office of President of
Revco, Inc.

                                   ---------------------------------------
SEAL
                                   Notary Public, State of Texas
                                   My commission Expires:
                                                         -----------------

                                     EXHIBIT A

1. DEFINITION OF MARKETABLE INVENTORY. For purposes of this Agreement, marketable inventory is all of Seller's inventory except the following:

     (a) DAMAGED MERCHANDISE. Damaged merchandise, including but not limited to, items which are shopworn, faded (including faded labels) or subject to visible deterioration; and

     (b) UNSALABLE MERCHANDISE. Unsalable merchandise, that is items which are obsolete, or which have an expired expiration date or which have been discontinued by the manufacturer; and

     (c) PRESCRIPTION MERCHANDISE AND OVER-THE COUNTER DRUGS. The following exclusions, in addition to the exclusions set forth above, shall be applicable to prescription merchandise and over-the-counter drugs:

          (i)   Any partial container with expired dating within thirty
               (30) days;

          (ii)  Any full, sealed containers (aa) with expired dating,

          (iii) Filled prescriptions over one month old;

     (d) The buyer has the right of refusal to exclude seasonal merchandise from the evaluation of inventory other than Halloween, Thanksgiving, and Christmas.

  VALUATION OF INVENTORY. The marketable inventory shall be valued, for purposes of this Agreement, as follows

     (a) The marketable prescription inventory will be taken at acquisition cost OR AWP less 16%. Special deal prescription items and/or generic items will be at acquisition cost.

     (b) Non-prescription merchandise will be taken at acquisition cost. If no acquisition cost exists, then the following formula will apply to the merchandise.

               CATEGORY                        COST (% OF RETAIL)

          HBA                                Retail price less 25%
          OTC( Health aids)                  Retail price less 25%
          Gifts                              Retail price less 50%
          Cards                              Retail price less 50%
          Cosmetics                          Retail price less 40%
          Watches/Cameras                    Retail price less 50%
          Fragrances                         Retail price less 25%
          Candy (box)                        Retail price less 40%
          Candy (loose)                      Retail price less 30%
          Jewelry                            Retail price less 50%
          Miscellaneous                      Retail price less 50%

          Seasonal Merchandise               Retail price less 50%

                                   EXHIBIT B

1.   LIST OF ASSETS (FURNITURE, FIXTURES, AND EQUIPMENT, ETC.).

     Radionic Security System and equipment              Proscar/Teleco 6 station telephone system
     Diebold safe                                        2 NDC scanning register TEC
     IBM pentium 330 Rx computer/4 work stations         2 Okidata 320 printers
     1 IBM printer                                       3 Backup batteries
     Rx balance and weights                              Assorted compounding utensils
     2 Rheen 5ton A/C & Heating units                    1 A/C window unit
          (new compressor as of 10/96)                   1 S-10 Chevy Blazer 1988
     20 ft Pharmacy counter unit                         16ft Rx counter, cupboard/sink
     Rx bays & wall unit                                 5 metal Rx file cabinets
     1 Sears coldspot 12.66 cu ft refrigerator           Remington elec. typewriter
     24ft check-in counter & base cupboards              1 impulse sign machine
     1 coke machine                                      28ft stock room shelving
     1 orbiter floor scrub machine                       108ft gondolas with shelves 5ft high
     40ft wall shelving 5ft high                         52ft wall fixtures with shelves 7ft high
     8 end stand units 3ft wide                          1 glass showcase 8ft
     2 glass shelf gift fixture 5ft                      2 glass shelf gift fixture 7ft
     2 check-out counters                                1 neon "open" sign
     1 power-mate answering machine                      4 ceiling security mirrors
     1 blood pressure machine floor model                assorted wood display fixtures
     1 wood desk and chair                               1 TV/VCR combo for training
     1 Toshiba microwave                                 1 Kirby lester pill counter
     1 fax machine                                       1 unit dose heat seal w/ blister cards
     1 metal dolly 2 wheel                               2 metal drawer file cabinets
     1 metal file cabinet with shelves/Rx dept c-2

                                   EXHIBIT C

1.   LIST OF SECURED DEBTS.

     1. Advertising. Southwestern Bell Yellow Pages from September 1, 1997 to December 31, 1997. $94.00 per month x 4 months = $376.00

     2.   Real Estate lease.  Real property lease for the store located at 1819
          N. Galloway Mesquite, TX 75149 from 91/97 to 12/31/97.  $2,650.00 per month x 4 months = $10,600.00

     3.   Equipment Leases

          Lessor             Monthly Pmt    Remaining Months    Total Due

          NDC                 $297.47            11             $ 3,569.64
          NDC-POS             $305.57            12             $ 3,972.41
          AT & T computer     $162.37            45             $ 7,306.65

                                            Total               $14,848.70


     Buyer and Seller will pay for and be obligated to pay for one-half of each month's rental payment until the equipment leases are paid in full or otherwise terminated. If and when Seller and Robert Nordeen are released from any obligations which they may have on the leases, Seller will convey fifty percent (50%) of the remaining balance on the equipment leases to Buyer. Until such leases are obtained, each party obligates itself to pay 50% of each month's payment.





                         EXHIBIT D

1.   ALL COLLECTIBLES & ANTIQUES ARE EXCLUDED:

     Which include the following:

          1 Alchemy clock
          1 antique wood wheelchair
          1 show globe / ceiling hanging
          1 wood desk in office
          2 wood show cases filled with pharmacy memorabilia all items on top of Rx department shelves and cupboards all tile plaques hanging in Rx department
          Pharmacist Bear (hand carved) redwood


























     12